EXHIBIT 3.188

ARTICLES OF INCORPORATION

OF

ST. ALBAN’S CAPITAL MANAGEMENT CORP.

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The name of the Corporation shall be St. Alban’s Capital Management Corp.

II. The address of the principal office of the Corporation will be located at P. O. Box 1951, 300 Kanawha Boulevard, Suite 400, Charleston, West Virginia 25327.

The address of the principal place of business of the Corporation will be located at P. O. Box 1951, 300 Kanawha Boulevard, Suite 400, Charleston, West Virginia 25327.

III. The purpose or purposes for which the Corporation is formed are as follows:

To act as a “capital company” in accordance with the West Virginia Capital Company Act and the rules and regulations promulgated thereunder, including but not limited to, making venture and risk capital available in the State of West Virginia for qualified investments, and encouraging and assisting the creation, development and expansion of West Virginia businesses; and to transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

IV. No shareholder or other person shall have any preemptive right whatsoever.

V. Provisions for the regulation of the internal affairs of the Corporation are:

A. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including an action by, or in the right of, the

Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer or agent of another corporation, partnership, joint venture, trust or other enterprise.

B. Said indemnification shall be against expenses (including attorney’s fees), judgments, fines, and amount paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

C. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or wilful misconduct in the performance of his duties to be Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

D. The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.

VI. The amount of the total authorized capital stock of the Corporation shall be Six Hundred Thousand Dollars ($600,000.00), which shall be divided into Six Thousand (6,000) shares of Common Stock with a par value of One Hundred Dollars ($100.00) each.

VII. The full name and address of the incorporator is: Roger L. Nicholson, P. O. Box 26765, Richmond, Virginia 23261.

VIII. The existence of the Corporation shall be perpetual.

IX. The person to whom notice or process may be sent shall be General Counsel, A. T. Massey Coal Company, Inc., 4 North Fourth Street, Richmond, Virginia 23219.

X. The number of directors constituting the initial Board of Directors of the Corporation shall be three and the names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
Don L. Blankenship	P. O. Box 26765
Richmond, VA 23261

Bennett K. Hatfield	P. O. Box 26765
Richmond, VA 23261

James C. Gay	P. O. Box 722
Matewan, WV 25678

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file this Articles of Incorporation, and I have accordingly hereto set my hand this 17th day of December, 1997.

/s/ Roger L. Nicholson
Incorporator

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